SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2016

Global Power Equipment Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 E. Las Colinas Boulevard, Suite 400

Irving, Texas 75039

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 214-574-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Global Power Equipment Group Inc. (the “Company”) previously disclosed that it entered into certain amendments, (the “Prior Amendments”) to its Credit Agreement, dated February 21, 2012, with Wells Fargo Bank, National Association, as Administrative Agent, U.S. Bank National Association, as Syndication Agent, and the various lending institutions (the “Lenders”) party thereto (as amended or supplemented from time to time, the “Credit Agreement”).  Under the Prior Amendments, the Lenders agreed, among other things, to temporarily waive certain existing and anticipated events of default.  Effective as of March 25, 2016, the Company entered into a Second Amendment to Limited Waiver and Seventh Amendment to Credit Agreement and Amendment to Other Loan Documents (the “Ninth Amendment”), dated as of March 25, 2016.

Under the Ninth Amendment, the Lenders agreed to temporarily waive certain waiver termination events, certain events of default, the original known existing events of default, additional known existing events of default and certain anticipated events of default for a limited period of time ending on the earlier of May 15, 2016 or the occurrence of any additional waiver termination event (such period, the “New Limited Waiver Period”).

The Lenders agreed to continue making revolving credit loans and issue letters of credit to the Company.  However, during the New Limited Waiver Period such lending will be subject to certain conditions and the following caps on the Company’s borrowing: (i) $70 million in the aggregate principal outstanding amount at any time for all Revolving Credit Loans, minus the aggregate amount of all mandatory repayments required to be made by the Company, and (ii) $12 million in letter of credit obligations outstanding at any time (subject to certain adjustments).

The Ninth Amendment revises the mandatory prepayment provisions of the Credit Agreement. Such provisions include, among other things, a required mandatory principal prepayment of $500,000 on each of March 25, 2016 and April 15, 2016 with respect to the revolving credit loans. The Ninth Amendment also provides for mandatory principal prepayment of the revolving credit loans and/or cash collateralization of the letter of credit obligations in the event that the Company receives proceeds from, among other things, asset dispositions, debt issuances, or equity issuances. In addition, the Administrative Agent may require that all cash collateral and all other collections and proceeds of collateral received by the Company or any Lender be applied directly to repay the Company’s obligations under the Credit Agreement.

The Company must continue to provide the Lenders with certain information about its business and financial condition as provided for in the Credit Agreement (as amended), including a revised budget for 2016 and plan for repayment of amounts owed under the Credit Agreement.

The Company will include the Ninth Amendment as an exhibit to its next periodic report filed with the Securities and Exchange Commission (the “SEC”).  The foregoing description does not constitute a complete summary of the terms of the Ninth Amendment and is qualified in its entirety by reference to the full text of the agreement. All capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, on November 12, 2015, the Company received a four-month extension for continued listing and trading on the New York Stock Exchange (the “NYSE”) through March 31, 2016, subject to reassessment on an ongoing basis. The extension for continued listing and trading provided the Company until March 31, 2016 (subject to a possible extension) to become current in its SEC-reporting obligations.

The Company has confirmed to the NYSE that it will not become current in its SEC-reporting obligations by March 31, 2016 because it will not be able to complete the audit of all of its financial statements by such date.  Although the Company requested an extension beyond that date, it could not commit to become current with its SEC-reporting obligations within twelve months after its initial SEC filing delinquency following the announcement in May 2015 that the Company would need to restate its 2014 financial statements. Therefore, the request was not granted. As a result, the Company expects that trading in the Company’s common stock will be suspended promptly by the NYSE. The Company also expects that the NYSE will move forward with the initiation of delisting procedures, including the issuance of a delisting notice to the Company (which the Company plans to disclose in a subsequent Current Report on Form 8-K upon receipt).

As described under Item 4.01 below, Hein & Associates LLP (“Hein”) only recently was engaged as the Company’s new independent registered public accounting firm. The Company is working with Hein to finalize its audit plan with respect to the financial information the Company intends to restate and the Company’s 2015 financial information, and will provide an update on that process as soon as practicable.

The Company’s anticipates its common stock to begin trading on the marketplace operated by the OTC Markets Group Inc. under its current trading symbol “GLPW” on March 31, 2016.

Item 4.01              Changes in Registrant’s Certifying Accountant.

Effective March 24, 2016, the Company has retained Hein as its independent registered public accounting firm. Hein will promptly begin the process of auditing all the financial statements required to bring current the Company’s SEC-reporting status.

The Company previously disclosed in a Current Report on Form 8-K (as amended), originally filed by the Company on December 16, 2015, that BDO USA, LLP (“BDO”) would serve as the Company’s independent registered public accounting firm with respect to the audit of the Company’s financial statements for its 2012 through 2014 fiscal years, but that BDO resigned as the Company’s auditor for its 2015 fiscal year. The Company promptly engaged in a process to select an independent registered public accounting firm for its 2015 fiscal year.  As a result of that process, the Company’s management concluded that, among other considerations, appointing a single accounting firm to audit all outstanding fiscal years would be more efficient than using two firms and would present a greater likelihood of completing the restatement and bringing the Company current in its SEC-reporting status more promptly.

Based on the foregoing, the Company’s management recommended to the Company’s board of directors (the “Board”) and the Audit Committee of the Board (the “Audit Committee”) that the Company dismiss BDO as its independent registered public accounting firm with respect to the audit of the Company’s financial statements for its 2012 through 2014 fiscal years, effective March 24, 2016, and appoint Hein as its new independent registered public accounting firm for all relevant periods. The full Board and the Audit Committee each approved that change. The Company’s Board, Audit Committee, and management believe that this approach will be in the best interest of the Company and its shareholders, and will be the most effective way to complete the audit of the Company’s 2015 financial statements, as well as those subject to the ongoing restatement.

During the Company’s two most recent fiscal years and the subsequent interim period preceding the engagement of Hein, neither the Company nor anyone on its behalf consulted with Hein with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written or oral advice of Hein was provided to the Company that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K (“Regulation S-K”) under the Securities Act of 1933, as amended, and the related instructions related thereto), or any “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the Company’s two most recent fiscal years ended December 31, 2014, and the subsequent interim period through the date of BDO’s dismissal, there were no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements. BDO’s audit reports on the Company’s consolidated financial statements for the years ended December 31, 2013 or 2014, when previously filed, did not contain any adverse opinion or disclaimer of opinion, nor was either report qualified or modified as to uncertainty, audit scope, or accounting principles. However, as stated in the Company’s Current Reports on Form 8-K, filed on May 6, 2015, October 26, 2015, and January 26, 2016, the Company’s 2012, 2013, and 2014 financial statements, including the auditor’s reports on the Company’s 2012, 2013, and 2014 financial statements, and the auditor’s reports on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, 2013, and 2014, should no longer be relied upon in light of the pending restatement.

As discussed in a Current Report on Form 8-K (as amended) filed by the Company on December 16, 2015, prior to the Company’s dismissal of BDO, the Company and BDO discussed certain material weaknesses in the Company’s internal control over financial reporting relating to revenue recognition, inventory costing, and warranty reserves. The Company is in the process of remediating those material weaknesses. Other issues discussed between the Company and BDO included those relating to the supporting documentation for manual journal entries (including potential internal control implications), a proposed change in accounting methodology for certain construction contracts from the “completed contract” method to the “percentage-of-completion” method, the recognition of revenue on projects that were completed at or after related warranty matters were identified, amounts of warranty accruals and the potential accounting impact of warranties that meet the definition of “extended warranties,” recording of expected losses on ongoing construction contracts, and the timing of accrued severance benefits to certain employees. In addition, the Company and BDO concluded there is a need to perform a goodwill impairment review as a result of the anticipated restatement adjustments to the financial statements and a need to strengthen the Company’s internal audit function. With respect to the internal audit function, the Company and BDO discussed evaluating the competency and objectivity of the internal audit function and its ability to effectively perform its duties (such examination of the internal audit function, collectively with the matters described in the first, third, and fourth sentences of this paragraph, are referred to herein as the “Matters”). Members of the Company’s management and Audit Committee discussed the Matters with BDO. However, as of the time of BDO’s dismissal, BDO had not yet completed its evaluation of the Matters, including the magnitude of any internal control deficiencies associated with manual journal entries or the internal audit function.  Accordingly, in connection with its engagement of the new auditor, the Company has brought the Matters to the attention of Hein and requested they be included in Hein’s audit work. Except for the Matters described in this paragraph, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission, during the Company’s years ended December 31, 2013 or 2014 or in any subsequent interim period.  The Company has authorized BDO to respond fully to the inquiries of the successor accounting firm concerning the subject matter of the reportable event stated above.

The Company provided BDO with a copy of the disclosures it is making in this report and requested that BDO furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made herein. A copy of BDO’s letter will be filed as an amendment to this report within two business days of receipt by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2016

Global Power Equipment Group Inc.

By:	/s/ TRACY D. PAGLIARA
Tracy D. Pagliara
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary